Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan of our reports dated March 14, 2014, with respect to the consolidated financial statements of Repligen Corporation and the effectiveness of the internal control over financial reporting of Repligen Corporation included in its annual report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 2, 2014